EXHIBIT 99.1

Concur Technologies Appoints Jeff Seely to Board of Directors

Financial Services Veteran Brings Wealth of Management and Operations Expertise to Company

REDMOND, Wash., November 1, 2005 – Concur Technologies, Inc. (NASDAQ: CNQR), the world’s leading provider of business services that automate Corporate Expense Management, today announced the appointment of Jeff Seely to its Board of Directors.

Seely currently serves as chairman and CEO of ShareBuilder Corporation and ShareBuilder Securities Corporation. Under his leadership, ShareBuilder has amassed more than one million brokerage accounts and is currently the seventh largest online brokerage in the country. Before joining ShareBuilder in 1998, Seely served as a senior investment banker at Robertson Stephens & Co. where he worked on private equity financings, IPOs, and mergers and acquisitions. Seely is also a board member of the Washington State Investment Board, the National Association of Corporate Directors-NW and the University of Washington World Series of Performing Arts.

“We expect our board composition to include more operating executives that can help guide the company for the long term. Jeff is a proven operating executive with a strong record of success in the financial services industry,” Singh said. “Having built a successful Web-services business, Jeff’s entrepreneurial and investment banking experience provides our Board with a well-balanced, veteran perspective.”

“Concur is the acknowledged leader in Corporate Expense Management, as indicated by the company’s recent ranking as one of the top 5 on-demand software providers,” Seely said. “The outsourced expense management market can approach the size of the outsourced payroll market. Given its clear leadership position, Concur has the opportunity to be the ADP of the Corporate Expense Management market. I look forward to working with Steve and the Concur Board of Directors to execute against that opportunity.”

About Concur Technologies, Inc.

Concur Technologies, Inc. (NASDAQ: CNQR) is the world’s leading provider of business services that automate Corporate Expense Management. Concur’s solutions are trusted by thousands of companies worldwide and feature the flagship Concur Expense Service. This comprehensive Web-based service manages travel and entertainment expenses and includes Concur Imaging Service to eliminate the hassle of managing paper receipts and Concur Analysis Service for turning raw expense data into valuable business intelligence. Together, these solutions provide rapid ROI by streamlining business processes, reducing operating costs, improving internal controls and empowering financial managers to apply greater insight into their company’s spending patterns. More information about Concur is available at www.concur.com.

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Press Contact:

Jeff Pecor, Barokas Public Relations, 206-264-8220, jeff@barokas.com